Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +1.714.540.1235 Fax: +1.714.755.8290
www.lw.com

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February 2, 2026
Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, California 95060
Re:    Registration Statement on Form S-3 (Registration No. 333-282809) – Public Offering of up to 66,079,295 Shares of Common Stock of Joby Aviation, Inc.
To the addressee set forth above:
We have acted as special counsel to Joby Aviation, Inc., a Delaware corporation (the “Company”), in connection with (a) the proposed issuance of up to 60,792,952 shares (the “Primary Shares”) of common stock, $0.0001 par value per share (“Common Stock”), which includes up to 7,929,515 shares of Common Stock that may be issued and sold upon exercise of the underwriters’ option to purchase additional shares and (b) the proposed borrowing and sale of 5,286,343 shares (the "Delta Shares" and together with the Primary Shares, the "Shares") at the request of the Company in order to facilitate hedging transactions by holders of certain convertible debt securities of the Company. The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2024 (Registration No. 333-282809) (as amended, the “Registration Statement”), and are being offered pursuant to a base prospectus dated October 24, 2024 (the “Base Prospectus”) and a prospectus supplement dated January 28, 2026 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Primary Shares are being sold pursuant to an underwriting agreement, dated January 28, 2026, by and between the Company and Morgan Stanley & Co. LLC, Allen & Company LLC and BofA Securities, Inc., as representatives of the underwriters listed on Schedule I thereto (the “Primary Underwriting Agreement”). The Delta Shares are being sold pursuant to an underwriting agreement, dated January 28, 2026, by and between the Company and Morgan Stanley & Co. LLC, as underwriter. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Primary Shares or with respect to the Delta Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon

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certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
1.When the Primary Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Primary Underwriting Agreement, the issue and sale of the Primary Shares will have been duly authorized by all necessary corporate action of the Company, and the Primary Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
2.The Delta Shares are validly issued, fully paid and non-assessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 2, 2026 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely, /s/ Latham & Watkins LLP
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